                                                                   EXHIBIT 99.1

                     GLB BANCORP, INC. REVISES 2001 EARNINGS

MENTOR, Ohio, March 18, 2002 -- GLB Bancorp, Inc. (Nasdaq: GLBK) today announced revised net income for the year ended December 31, 2001. Previously announced net income of $832,410 and $0.39 per share basic and diluted are being revised to a net loss of ($75,001) and $(0.04) per share basic and diluted. The revisions to net income and diluted earnings per share are due solely to a non-cash impairment of $907,411 resulting from an other than temporary decline in the market value of securities held in the Corporation's security portfolio.

"We choose to take the charge on our securities portfolio at this time as a conservative accounting measure. Our Corporation's revenue growth is progressing very well, and our loan portfolio remains strong," said Richard T. Flenner, Jr., President and CEO. "We are pleased with the increase in interest income of $1 million or 11.5% for the full year, as well as the management of interest expense, all of which occurred during a year in which deposits increased by $36.9 million, or 40.9%. Significantly, even as deposits grew rapidly, Great Lakes Bank continued maintaining its strong asset quality and sound lending practices, and as a result, non-performing assets to total loans remain well below 1%."

For the fourth quarter of 2001, net income of $183,952 and $0.09 per share basic and diluted are being revised to a net loss of ($723,459) and $(0.34) per share basic and diluted. Annualized return on assets (ROA) was (0.05%) and annualized return on equity (ROE) was (0.28%) compared to 0.55% and 3.10%, as previously reported for 2001.

Following the revisions, at December 31, 2001, total shareholders' equity was $27,209,989 which is an increase of $419,553, or 1.6% from December 31, 2000, and book value per share increased to $12.75 versus $12.55. Capital ratios remain strong, with GLB Bancorp, Inc. and Great Lakes Bank exceeding all applicable regulatory requirements.

At December 31, 2001 after the revisions, the Corporation reported assets of $165.9 million compared to $130.5 million at December 31, 2000, an increase of $35.4 million, or 27.1%. The increase in assets was due to an increase in net loans of $5.2 million to $111.1 million at December 31, 2001 compared to $106.0 million at December 31, 2000, and an increase in Fed Funds of $27.4 million to $34.2 million at December 31, 2001 compared to $6.8 million at December 31, 2000. The increase in assets corresponded to a rapid increase in deposits. Deposits totaled approximately $127.2 million at December 31, 2001 compared to $90.3 million at December 31, 2000, an increase of $36.9 million, or 40.9%.

GLB Bancorp, Inc. has the ability and positive intent to hold the securities that caused the Corporation to revise its net income until a realized gain can be earned. "We believe that the companies in which the Corporation holds securities are well-managed and have demonstrated consistent earnings."

GLB Bancorp, Inc., an Ohio corporation is a one-bank holding company that owns all of the outstanding common stock of Great Lakes Bank. With its Main Office in the city of Mentor, Ohio, the Bank is the only commercial bank headquartered in Lake County, Ohio, the Company's primary service area. One



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new full service branch opened in Concord, Ohio in midsummer giving GLB Bancorp,
Inc. twelve full service branches serving all of Lake County.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties. Actual strategies and results in future periods may differ materially from those currently expected. The Company disclaims however, any intent or obligation to update these forward-looking statements.














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

Consolidated Financial Highlights:
(actual dollars)

                                        2001                   2000                 %
                                        ytd                     ytd              of change
                                  --------------------------------------------------------
Earnings:

Interest Income                      10,167,852              9,121,122             11.5%

Interest Expense                      4,373,189              3,353,148             30.4%

Net Interest Income                   5,794,663              5,767,974              0.5%

Prov for Loan Losses                    320,000                367,500            -12.9%

Non-Interest Income                     897,126                841,888              6.6%

Non-Interest Expenses                 6,012,347              4,484,769             34.1%

Net Income (loss)                       (75,001)             1,138,577           -106.6%

Earnings (loss) per share          $      (0.04)            $     0.53
(basic and diluted)

Balance Sheet Balances:

Loans                               111,150,086            105,954,789              4.9%
Savings                             127,220,651             90,303,850             40.9%
Assets                              165,871,324            130,515,853             27.1%

Consolidated Financial Highlights:
(Actual unaudited quarterly financial data is as follows)

                                      2001                2001              2001               2001                2000
                                    (4th QTR)           (3rd QTR)         (2nd QTR)          (1st QTR)           (4th QTR)
                                   ---------------------------------------------------------------------------------------
Earnings:

Interest Income                    2,477,346           2,594,202          2,565,051          2,531,253          2,398,100

Interest Expense                     993,186           1,194,092          1,142,301          1,043,610            902,885

Net Interest Income                1,484,160           1,400,110          1,422,750          1,487,643          1,495,215

Provision for Loan Losses             50,000              75,000             97,500             97,500            112,500

Non-Interest Income                  150,870             251,144            269,504            225,608            230,487

Non-Interest Expenses              2,214,937           1,312,123          1,271,902          1,213,385          1,163,398

Net Income (loss)                   (723,459)            173,595            212,451            262,412            290,115

Earnings (loss) per share         $    (0.34)         $     0.08         $     0.10         $     0.12         $     0.14
(basic and diluted)

Balance Sheet Balances:

Loans                            111,150,086         108,762,450        107,797,316        107,038,719        105,954,789
Savings                          127,220,651         121,312,482        108,201,727        101,492,637         90,303,850
Assets                           165,871,324         159,850,402        151,575,098        147,911,673        130,515,853





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